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FOR IMMEDIATE RELEASE	Dennard Lascar Investor Relations
Rick Black / Ken Dennard
Investor Relations
LUB@dennardlascar.com

Luby’s Takes Additional Steps to Mitigate the Impact of COVID-19
Some Restaurants Will Continue to Serve Guests
Administrative Cost Saving Measures to be Implemented

HOUSTON, TX – March 24, 2020 - Luby’s, Inc. (NYSE: LUB) (“The Company”) announced today that, as a result of the rapidly evolving COVID-19 pandemic, the Company is taking additional proactive steps to mitigate negative financial and operational impacts. Accordingly, it has temporarily suspended all operations at 29 additional Luby’s Cafeterias and 5 additional Fuddruckers locations as well as our only Cheeseburger in Paradise location. We currently continue to operate 34 Luby’s Cafeterias and 3 Fuddruckers restaurants to serve our guests during these times. It is our honor to serve our guests and our communities at our open locations, and we eagerly await the opportunity to reopen our temporarily suspended locations as soon as conditions improve.

Also, as the result of the COVID-19 pandemic, the Company will place more than half of its corporate office general and administrative staff on furlough and the Company’s remaining general and administrative staff and all senior management and other salaried employees will have their salaries temporarily reduced by 50%. The pay cuts are to last until further notice and will be periodically reassessed as the situation regarding COVID-19 develops. Further, the Company has determined to dramatically reduce its planned advertising expenses. These cost savings are intended to partially mitigate the financial impact to the Company at this time. The Company will continuously adjust its response to the pandemic until its threat to the Company’s operations fades and its restaurants reopen.

To serve our guests during these times, we will continue to operate 34 Luby’s Cafeterias and 3 Fuddruckers restaurants via carry-out, drive-thru, online ordering, ordering via our brand apps, delivery, and third party delivery (depending on location) via DoorDash.com / FavorDelivery.com / GrubHub / UberEats.com and Waitr.

As the safety, health and well-being of our guests and employees are our highest priority, and we are continuing to work diligently throughout our organization to implement precautionary health measures for everyone and we have taken important steps to elevate our focus beyond our customary high standards of sanitation, cleaning and employee hygiene. The Company is closely reviewing guidance from the Centers for Disease and Control Prevention (CDC), as well as local health authorities, and we are following their guidance to keep people safe.

The number of operating restaurants is subject to change as we adjust operations in response to the pandemic and governmental requirements. At this time, neither the duration nor scope of the disruption can be predicted, therefore, the negative financial impact to our results cannot be reasonably estimated. We will provide an update during our Q2 FY2020 earnings announcement. Please visit our websites for updated information and recommended guidelines as we continue to assess the situation over the coming weeks and months: Lubys.com / Fuddruckers.com / Lubysinc.com.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operated 119 restaurants nationally as of December 18, 2019: 78 Luby’s Cafeterias, 40 Fuddruckers, one Cheeseburger in Paradise restaurants. At December 18, 2019, Luby's was the franchisor for 97 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Colombia, and Panama. Luby's Culinary Contract Services provided food service management to 33 sites at December 18, 2019 consisting of healthcare, corporate dining locations, sports stadiums, and sales through retail grocery stores.

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements under the caption “Outlook” and any other statements regarding scheduled openings of units, scheduled closures of units, sales of assets, expected proceeds from the sale of assets, expected levels of capital expenditures, effects of food commodity costs, anticipated financial results in future periods and expectations of industry conditions.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K and quarterly reports on Form 10-Q.